Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

HIGHPEAK ENERGY, Inc.

FIRST: The name of the corporation is HighPeak Energy, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is c/o Capitol Services, Inc., 1675 South State St., Suite B, Kent County, Dover, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

FOURTH: The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is ten thousand (10,000) shares of common stock, par value of $0.0001 per share (“Common Stock”).

FIFTH: Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

SIXTH: The name of the incorporator is Alexandra Lewis and her mailing address is c/o Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, TX 77002.

SEVENTH: In furtherance of, and not in limitation of, the powers conferred by the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend or repeal the bylaws of the Corporation.

EIGHTH: The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot.

NINTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

TENTH: A.     No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article TENTH shall be prospective only and shall not adversely affect any right or protection of, or limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

B.     The Corporation, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

ELEVENTH: The Corporation reserves the right at any time, and from time to time, to amend, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon directors, stockholders, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article ELEVENTH.

[Signature Page Follows]

I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 29th day of October, 2019.

/s/ Alexandra Lewis

Alexandra Lewis, Incorporator

Signature Page to

Certificate of Incorporation of

HighPeak Energy, Inc.